Exhibit 99.1

General Moly Announces an 18% Increase in Molybdenum and a 47% Increase in Copper Contained at the Liberty Project

LAKEWOOD, Colo.--(BUSINESS WIRE)--October 3, 2011--General Moly, Inc. (the "Company") (NYSE Amex: GMO)(TSX: GMO) announced an updated resource estimate for the Company's 100%-owned Liberty project near Tonopah, Nevada based on a revised NI 43-101 compliant pre-feasibility study detailing updated resource estimates and project economics. The report provides an update to a pre-feasibility study that was completed in April 2008. The completed report, which estimates molybdenum and copper reserves and resources, production, capital and operating cost parameters along with project economics, will be filed on SEDAR within 45 days. Highlights of the updated resource estimate include:

  A 18% increase in contained molybdenum within proven and probable reserves to 722 million pounds;
  A 47% increase in contained copper within proven and probable reserves to 894 million pounds;
  A 25% increase in proven and probable tonnage to 541.4 million tons;
  A 6% decrease in proven and probable grades of moly to 0.067%;
  A 14% increase in proven and probable grades of copper to 0.08%; and
  A 20% decrease in stripping ratio to 1.2.

Bruce D. Hansen, Chief Executive Officer, said, "The Liberty project is an extremely robust moly and copper project that gives General Moly a growth profile once we commence production at Mt. Hope. Using moly and copper prices more closely aligned with our peer companies and incorporating data from our most recent drilling campaign helps to illustrate the value of this world-class project. The updated pre-feasibility study will present two mining scenarios: one where mining operations stay completely on private land for the first five years, helping to expedite the permitting process and get Liberty started more quickly; and another, more optimized unconstrained mine plan scenario, which will produce more moly earlier in the mine life, but is anticipated to require a longer permitting period.

"Additionally, we are continuing to engage with parties interested in assisting General Moly in developing the Liberty project, including leveraging existing relationships with current customers and strategic partners, using this updated resource and forthcoming pre-feasibility study as a basis for negotiations."

Following the publication of the NI 43-101 compliant pre-feasibility report, the Company's future development activities will focus on optimizing the project's size and economics, development of a permitting scope and schedule, flow sheet, and recoveries, particularly for the copper resource. Water rights for this project are already secured and an open pit and infrastructure is already in place. Additionally, substantial copper mineralization, potentially containing over 600 million pounds copper, exists primarily to the southeast of the Liberty pit (see inferred material). Further definition of this copper resource is a key area of focus for conversion into resources or reserves over time with additional metallurgical work.

The updated resource is based upon $12.00 per pound moly and $2.50 per pound copper price assumptions and includes data from the Company's 33 drill holes announced earlier this year. Liberty's reserves and resources, as determined in accordance with Canadian National Instrument 43-101, are illustrated in the tables below.

Mineral Reserves, NI 43-101 Definitions
Category	Ktons	Total Mo Grade (%)	Total Cu Grade (%)	Lbs Moly Contained (millions)	Lbs Cu Contained (millions)
Proven	134,467	0.090	0.06	242.0	161.4
Probable	406,963	0.059	0.09	480.2	732.5
Proven & Probable	541,430	0.067	0.08	722.2	893.9

Notes:

1) Cutoff Grade Equivalent Moly Grade of 0.020%. Equivalent Moly = Recovered Moly + Copper x 0.117.

2) Mineral Reserves are based on the total of all Proven and Probable material planned for processing with the mine plan based on $12.00/lb Mo and $2.50/lb Cu.

3) Mineral Resources based on Measured, Indicated and Inferred contained within a floating cone pit at $15.00/lb Mo and $2.50/lb Cu.

4) Table figures may not add due to rounding

5) Mineral resources contain mineral reserves

6) Tons are U.S. short tons

Mineral Resources, NI 43-101 Definitions, Mineral Resources Contain the above Mineral Reserves
Category	Ktons	Total Mo Grade (%)	Total Cu Grade (%)	Lbs Moly Contained (millions)	Lbs Cu Contained (millions)
Measured	139,519	0.090	0.06	251.1	167.4
Indicated	507,105	0.059	0.08	598.4	811.4
Measured & Indicated	646,624	0.066	0.08	849.5	978.8
Inferred	252,647	0.040	0.13	202.1	656.9

ADDITIONAL INFORMATION

John Marek, President of Independent Mining Consultants from Tucson, Arizona, and a Registered Professional Engineer (Arizona and Colorado), is the Qualified Person responsible for resource modeling and mine planning pertaining to the Liberty project and has reviewed the applicable scientific and technical information set out in this news release. M3 Engineering & Technology Corp is the primary author of the NI 43-101 report and has reviewed this news release.

About General Moly

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Forward-Looking Statements

Statements herein that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company. These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company's ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes. The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled. For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.

Cautionary Note to U.S. Investors Concerning Estimates of Reserves and Resources

Calculations with respect to "proven reserves" and "probable reserves" referred to above have been made in accordance with, and using the definitions of National Instrument 43-101, as required by Canadian securities regulatory authorities. For United States reporting purposes, the U.S. SEC applies a different standard in order to classify mineralization as a "reserve". Under SEC standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally extracted or produced at the time the reserve determination is made. No such determinations have been made with respect to any mineralization at the Liberty project, and it cannot be assured that such a determination will be made. This release also uses the terms “measured”, “indicated” and “inferred” resources. We caution U.S. investors that while such terms are recognized and required by Canadian Securities Administrators pursuant to the National Instrument 43-101, the SEC does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred Resources”, in particular, have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian Securities Administration rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable.

CONTACT:
General Moly
Investors and Business Development
Seth Foreman, 303-928-8591
sforeman@generalmoly.com
or
Media
Zach Spencer, 775-748-6059
zspencer@generalmoly.com
or
info@generalmoly.com
http://www.generalmoly.com